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EXHIBIT 10.4

                               SEMELE GROUP, INC.

                           INCENTIVE COMPENSATION PLAN

      1.01 Synopsis. This document sets forth the Incentive Compensation Plan (the "Plan"), established and maintained by Semele Group, Inc. (the "Company") to benefit James A. Coyne and Gary D. Engle (the "Participants"). All or some of the Participants' salary shall be deferred under this Plan. In addition, the Company shall defer on account of the Participants (A) for each calendar year an amount equal to six percent (6%) of the pre-tax profits of the Company (excluding results attributable to the Company's properties in Malibu, California); and (B) an amount attributable to the Company's properties in said Malibu as mutually agreed upon by Company and the Participants. All such deferred compensation shall be held subject to the claims of creditors of the Company in a grantor or "rabbi" trust until paid to the Participants following the Participants' termination of employment. The amounts deferred shall be invested in stock of the Company, except that for any prospective period the Participants may elect to have future deferred amounts invested in a diversified portfolio. Plan amounts shall be non-forfeitable (subject to claims of any creditors of the Company), except that amounts attributable to contributions other than salary deferrals shall be forfeited if the Participant is terminated for cause (as defined). The amounts under the Plan shall be payable in a lump sum upon the Participants' termination of employment (including, without limitation, death). If any portion of the Plan benefits are payable in stock and such stock is not then readily tradable, the Company shall redeem such stock in installments completed within three (3) years. The Compensation Committee of the Board of Directors of the Company shall interpret and implement this Plan.

                                  Participation

      2.01 Participation. The Participants hereunder shall be James A. Coyne and Gary D. Engle.

                     Salary Deferral and Bonus Contributions

      3.01 Salary Deferral. As provided under Section 4 of the Participants' 1997 Employment Agreements with the Company, the Participants' salary shall be deferred under this Plan, except that with respect to any salary not yet earned, a Participant may elect to have all or a portion of such salary paid to him directly in lieu of deferral hereunder.

      3.02 Discretionary Bonuses. The Company acting through the Compensation Committee may defer hereunder from time-to-time additional discretionary bonuses. The Compensation Committee shall determine whether any such deferred bonus shall be in the form of cash or of shares of common stock of the Company ("Company Stock").

                           Contributions and Accounts
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      4.01 Incentive Bonus Contributions. The Company shall contribute on account of each Executive an amount equal to 6% of the Company's pre-tax profits for each fiscal year of the Company (excluding results attributable to the Company's properties in Malibu, CA).

      4.02 Malibu Incentive Bonuses. The Company shall contribute on account of each Participant an amount attributable to financial results of the Company's properties in Malibu, California. Such amount shall be determined by a separate written agreement between the Participants and the Company that explicitly refers to this Plan and the Participants' Employment Agreements.

      4.03 Timing of Contributions. Contributions of deferrals under Sections
3.01 and 3.02 after the Effective Date shall be made as soon as reasonably practical following the end of the month in which the deferral is accrued. Contributions of deferrals under Sections 4.01 and 4.02 above shall be made as soon as reasonably practical following the end of the Company's fiscal year, and not later than fifteen (15) days following the date of delivery to the Company of audited financial statements for each such fiscal year.

      4.04 Source of Benefits. The Company shall also establish a grantor trust and make contributions to funding accounts thereunder for purposes of providing benefits under this Plan. Any such trust will be subject to the claims of all creditors of the Company, and no Participant or Beneficiary will have any interest with respect to this Plan or such trust or have any claim against the Company or such trust except as an unsecured general creditor.

      4.05 Plan Investments. Amounts deferred under the Plan shall be held in the form of Company Stock, except that prior to the date an amount is earned under Sections 3.01, 3.02, 4.01 or 4.02, a Participant may elect that all or a portion of such amount shall be held in a diversified investment portfolio. The number of shares of Company Stock to be contributed under Section 3.01 as of the Effective Date (December 30, 1997) shall be determined by dividing the dollar amount of salary deferred by the closing share price on the Effective Date. The number of shares of Company Stock to be contributed thereafter under Sections 3.01, 3.02, 4.01 and 4.02 shall be determined by dividing the dollar amount of the contribution under such Section by the average of the closing share price on the last ten trading days of the month in which the dollar amount contributed under such Section is accrued on the books of the Company. If during any such month the Company Stock is not readily tradable, the number of shares shall be so determined using the fair market value, as reasonably determined by the Compensation Committee, as of the last day of such month. Each Participant is entitled to direct the trustee of the aforesaid grantor trust with respect to the voting or tender of Company Stock held on the Participant's account.

      4.06 Accounts. This Section 4.06 applies to amounts not held as Company Stock. For the purposes of measuring and satisfying the obligation to provide benefits under this Plan, the Employer shall cause the amounts to be invested in funding accounts. The Employer will cause individual records to be maintained with respect to each Participant reflecting the value of each Participant's funding account. Each Participant will receive periodic reports, not less frequently than annually, showing the then-current value of his individual funding account. The benefits paid to a Participant or Beneficiary under this Plan will be equal to the value from time-to-time

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of the funding account. In no event will the Employer's or trust's liability to pay benefits exceed the value of payments under the funding account.

                          Forfeitures and Distributions

      5.01 Forfeiture. Amounts attributable to salary deferred under Section
3.01 are not subject to forfeiture (other than due to claims of general creditors of the Company). Amounts attributable to deferral of discretionary bonuses under Section 3.02 and of Incentive Bonuses under Sections 4.01 and 4.02 shall be forfeited upon the Company's termination of the Participant for cause as defined in Section 7.03 of the Participants' Employment Agreements with the Company. Any amounts forfeited shall be returned to the Company.

      5.02 Commencement of Benefits. Benefits will be payable as of the first day of the calendar month following the month in which the Participant separates from service of the Employer for any reason, including voluntary or (except as provided in Section 5.01) involuntary termination, disability, or death. Benefits shall be paid in a lump sum, except that if Company Stock is not then readily tradable, then any portion of the benefits consisting of Company Stock shall be distributed as follows: The Company shall redeem such shares of Common Stock in no less than four installments, each of an equal number of shares, commencing as of the date of initial distribution and continuing no less frequently than annually so as to end not later than three years after commencement. The redemption of each installment shall be based upon the fair market value of the Company Stock, as reasonably determined by the Compensation Committee, as of each installment distribution date.

      5.03 Death Beneficiary. The Participant may designate a Beneficiary to receive payments in the event of the Participant's death. The designation shall be in writing and delivered to the Plan Administrator. The designated beneficiary may include one or more persons, trusts or organizations. If no effective written designation is made, the Participant's Beneficiary shall be the Participant's spouse, if married on the date of death, and if not so married, shall be the Participant's estate.

                            Administrative Provisions

      6.01 Compensation Committee. The Compensation Committee of the Company's Board of Directors shall have discretion to operate, interpret, and implement the Plan. The decisions and determinations (including determinations of the meaning and reference of terms used in this Plan) of the Compensation Committee shall be conclusive upon all persons. The Compensation Committee shall be the Plan Administrator and Named Fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      6.02 Intent. This Plan is intended to be unfunded and maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of
Section 201(2) of ERISA. Benefits are intended not to be taxable to Participants under the Internal Revenue Code of 1986 as amended

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(the "Code") until paid. This Plan shall be construed and interpreted in a manner consistent with the foregoing intentions.

      6.03 Alienation of Benefits. Benefits are not subject to alienation, anticipation or assignment by a Participant or beneficiary and are not subject to being attached or reached and applied by any creditor of the Participant.

      6.04 Withholding. The Company reserves the right to withhold from payment of contributions or benefits such amount of income, payroll, and other taxes as the Company determines is appropriate.

      6.05 Governing Law. This Plan shall be governed by the law of the State of Delaware to the extent that it is not preempted by federal law.

      6.06 Effective Date. This Plan shall be effective as of December 30, 1997.

      6.07 Plan Year. The Plan Year shall be the Calendar Year.

      6.08 Amendment or Termination. The Company by action of the Compensation Committee of the Board of Directors reserves the right to terminate or amend the Plan, in whole or in part. However, during the term or renewal term of each Participants' Employment Agreement with the Company, any such amendment or termination shall only be effective with the consent of the affected Participant.

                                Claims Procedure

      7.01 Claims and Review. All inquiries and claims respecting the Plan shall be in writing and shall be directed to the Chair of the Compensation Committee at such address as may be specified from time to time.

            (a) Claims. In the case of a claim respecting a benefit under the Plan, a written determination allowing or denying the claim shall be furnished by the Chair of the Compensation Committee to the claimant promptly upon receipt of the claim. A denial or partial denial of a claim shall be dated and signed by the Chair of the Compensation Committee and shall clearly set forth: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4) an explanation of the review procedure set forth below.

      If no written determination is furnished to the claimant within thirty
(30) days after receipt of the claim, then the claim shall be deemed denied and the thirtieth (30th) day after such receipt shall be the determination date.

            (b) Review. A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Chair of the Compensation Committee within sixty (60)

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days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim. Thereupon the full Compensation Committee shall appoint one or more persons who shall conduct a full and fair review, which shall include the right: (1) to be represented by a spokesman; (2) to present a written statement of facts and of the claimant's interpretation of any pertinent document, statute or regulation; and (3) to receive a prompt written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific references to pertinent Plan provisions on which the decision is based. A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension. The Compensation Committee may appoint itself, one or more of its members (but excluding the Chair of the Committee), or any other person or persons whether or not connected with the Employer to review a claim.

      All applicable governmental regulations regarding claims and review shall be observed.

                              SEMELE GROUP, INC.

                              By: /s/ Joseph W. Bartlett
                                  ----------------------
                                  Chairman, Compensation Committee